Exhibit 99.1

CytoCore Reports Second Quarter Progress
Preliminary Indications from SoftPAP® Collector Clinical Trial Very Promising, showing statistically significant reduction in false positives
Revenues up 100% Year-over-Year
Eric Cohill named President
CHICAGO — August 12, 2008 — CytoCore Inc. (OTCBB:CYOE), the developer of a suite of cost-effective cervical cell collection devices for the early detection of cancer and sexually transmitted diseases, today reported continued progress during its second quarter ended June 30, 2008.
“We continued to make good progress in our efforts to position the Company for future growth,” said Robert McCullough, Jr., chief executive officer of CytoCore, Inc. “An updated interim analysis of the data collected to date from our clinical trial on the adequacy, efficacy and safety of our SoftPAP® Collector compared with the standard Spatula/Cytobrush technique remains very promising. Based on an interim review of 485 patients from a total trial of 720 patients, we have found the SoftPAP statistically significant in superiority to the Spatula/Cytobrush in reduction of false positives, an indication where the patient has been inaccurately diagnosed with cancer symptoms. We are also very encouraged by the trend we see in SoftPAP’s reduction of “false negatives”, an indication where symptons of cancer are detected by SoftPAP and not detected by the Spatula/Cytobrush. We anticipate that the trial will be completed and final results will be available within weeks.” “We continue to make progress with our marketing efforts and we along with our United States and European distributors expect our trial results if trends continue to provide the impetus for a ramp up in sales and orders” according to President and Vice President of Sales and Marketing Eric Cohill.
During the second quarter, we signed a multi-year agreement for the exclusive distribution of QuantRx’s PadKit® for cytology and Human Papilloma (HPV) testing, expanding our technology to a convenient platform for independent patient use. In recognition that our Company is moving beyond the development stage into full commercialization with the availability of clinical trial data, the Board of Directors named Eric Cohill, Vice President of Sales and Marketing to the position of President of CytoCore.”
The Company continues development of a proprietary cytological cervical and endometrial cancer screening assays for use in conjunction with the Automated Imaging Proteomic (AIPS) platform. A patent application for our assays is in process and should be filed by year end. “We are very excited about this product and its superior capabilities compared to products currently on the market” as stated by Michael (Mick) Jolley P.h.D., Director of Assay Development.

CytoCore is completing development of its fourth generation Automated Image Proteomic Systems (AIPS), a unique workstation with embedded data management capabilities that provides improved productivity to the lab. AIPS is a unique system designed to be the sole integrated solution that addresses specimen management, visual review, data capture, quality assurance, regulatory compliance and reporting, proficiency testing and other management functions. The Beta version is anticipated to be available by the end of 2008 or early 2009 and available to sale by 3rd quarter 2009. “We believe the functions and capabilities of our AIPS system are unmatched in today’s market. We are seeing considerable interest from potential customers including customers that are still using the first generation “AcCell” system according to Richard Domanik,P.h.D., Chief Operating Officer.
In August, the Board of Directors of CytoCore named Eric Cohill as President of the company. Mr. Cohill joined CytoCore in May 2008 as the SVP of sales and marketing. As CytoCore begins its transition from a strictly development focused firm to full commercialization, the Board believed that bringing a focus on sales and marketing efforts in conjunction with the availability of clinical data, would help drive revenue growth. Mr. Cohill has 23 years of sales and marketing experience working for several medical device companies at various stages of development, including Viking Systems and United States Surgical. Richard Domanik, Ph.D., remains CytoCore’s Chief Operating Officer.
“We are excited about our prospects following imminent release of our clinical trial data in what we believe will be the beginning of strong confirmation of the CytoCore Solutions™,” Mr. McCullough continued. “CytoCore’s cervical cell collection devices provide a highly accurate, simple, and low-cost means for early detection of a number of significant health care issues, including cancer and sexually transmitted diseases that are pervasive around the world.”
Financial Highlights for the Second Quarter Ended June 30, 2008
Revenues increased $18,000, or 100% to $36,000 compared with $18,000 in the same period last year. This increase was the result of sales of the company’s SoftPAP cervical collection device totaling $16,000 and an increase in revenue of $3,000 from service fees for repairs on slide-based systems during the quarter, partially offset by a reduction in revenue of $1,000 from the licensing fees for slide-based installed systems.
Selling, general and administrative expenses increased 98% to $1.2 million compared with $601,000 in the second quarter of 2007. Of the $586,000 increase, $384,000 reflected a non-cash interest credit in 2007 related to warrant modifications, as well as increases in professional and service fees.
Net loss for the quarter, before preferred dividends, increased 68% to $1.7 million compared with $1.0 million in the same period in 2007. The increase reflected a $386,000 non-cash credit is 2007 related to convertible securities and higher sales, general and administrative expenses, partially offset by decreases in research and development expenses due to the reduction in services under a research contract during the 2008 second quarter.
About CytoCore Inc.

CytoCore develops cost-effective, highly accurate screening systems for early detection of gynecological cancers and sexually transmitted diseases. Designed for easy deployment at a laboratory or at the point-of-care, the CytoCore suite of sample collection technologies assists in the detection of cervical, endometrial, and other cancers, as well as the human Papilloma virus. The CytoCore Solutions™ System is being developed to provide medical practitioners with highly accurate, low-cost, cervical and uterine cancer screening systems that can be seamlessly integrated into existing medical models. More information is available at: www.CytoCoreInc.com.
Certain statements in this release are forward-looking. These statements are based on CytoCore’s current expectations and involve many risks and uncertainties, such as the company’s inability to obtain sufficient financing, the possibility that clinical trials will not substantiate CytoCore’s expectations with respect to the CytoCore Solutions™ System, and other factors set forth in reports and documents filed by CytoCore with the Securities and Exchange Commission. Actual results may differ materially from CytoCore’s current expectation depending upon a number of factors affecting the Company’s business. These factors include, among others, risks and uncertainties detailed in the Company’s periodic public filings with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007. Except as expressly required by law, CytoCore undertakes no obligation to publicly update or revise any forward-looking statements contained herein.
Contact:
CytoCore, Inc.
Robert McCullough, Jr., 312-222-9550
Or
EVC Group
Dahlia Bailey/Matthew Selinger, 415-896-6820
mselinger@evcgroup.com